EXHIBIT 4.4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of June 6, 2007, was entered into at Lianyungang City, Jiangsu Province, by and among the following parties:

Transferor (“Party A”): Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd.

Address: Xuzhou Economic Development Zone, North Side of G310.

Legal Representative: Sha Hongqiu

Transferee (“Party B”): Nanjing Linyang Electric Investment Co., Ltd.

Address: Nanjing Liuhe Economic Development Zone

Legal Representative: Lu Yonghua

Transferee (“Party C”): Lianyungang Suyuan Group, Ltd.

Address: West Chaoyang Road, Xinpu District, Lianyungang

Legal Representative: Liu Yuzhang

(each referred to a “Party” and collectively referred to as “Parties”)

Whereas,

1.	Jiangsu Yangguang Jingyuan Technology Co. Ltd. (“Sunshine” or the “Target Company”) is a company established by the investment of, and wholly owned by, Party A located in Lianyungang Economic Development Zone. Target Company has been validly existing since the execution of this Agreement. The registered capital of Target Company is RMB 80,000,000. Its business scope includes the research and development and production of electronic components, the production and sale of polysilicon, and the sale of electronic components.

2.	Party A agrees to sell and Party B and Party C agree to purchase 100% of the equity interest in Target Company.

Therefore, Party A and Party B hereby agree as follows:

Article 1 Transferred Equity

1.1	Party A agrees to transfer to Party B and Party C its 100% equity interest in Target Company (the “Transferred Equity Interest”) as well as all related rights, interests, liabilities and obligations. Party A shall transfer 70% of the Transferred Equity Interest to Party B and 30% of the Transferred Equity Interest to Party C.

1.2	After the Closing Date (to be defined in Article 4), all debts, securities and contingent liabilities, as well as all assets of Target Company, shall be assumed, and owned, by Target Company and Transferor shall bear no responsibility for any liability.

Article 2 Transfer Price and Payment

The price of the Transferred Equity Interest (the “Transfer Price”) consists of RMB 68,992,000 for the 70% Transferred Equity Interest transferred from Party A to Party B, and RMB 29,568,000 for the 30% Transferred Equity Interest transferred from Party A to Party C.

The Transfer Price shall be paid according to the schedule set forth below:

	Time	Amount paid by Party B	Amount paid by Party C
1st Installment	From date of	RMB 20,000,000 paid	RMB 10,000,000 paid
	execution to June 16,	to bank account	to bank account
	2007	designated by Party A	designated by Party A

2nd Installment	Within one month of	RMB 20,000,000 in	RMB 10,000,000 in
	execution	one installment paid	one installment paid
		to bank account	to bank account
		designated by Party A	designated by Party A

3rd Installment	Within two months of	RMB 28,992,000 in	RMB 9,568,000 in
	execution	one installment paid	one installment paid
		to bank account	to bank account
		designated by Party A	designated by Party A

All actual tax and other expenses arising from or related to the equity transfer contemplated hereby shall be borne by each Party respectively.

Article 3 Representations and Warranties

3.1

The Parties hereby agree and confirm: after Party B and Party C pay the first installment of the Transfer Price to Party A, the Parties shall proceed with the documentation and procedures relating to the takeover of Sunshine. Party B and Party C shall immediately become entitled to take over Target Company, reform the personnel structure and organize and prepare for the operation and development of the company. Party B and Party C shall take full responsibility for Sunshine’s operations and related risks upon the earlier of the following dates: the Closing Date of the equity transfer (including the execution date), or the date of execution of the written takeover documents.

3.2	Within one month of the execution of this Agreement, Party B and Party C, acting on behalf of Target Company, hereby agree to repay to Party A all loans that were previously issued by Party A to Target Company, for a total amount of RMB 4,177,500.

3.3	Until this Agreement is executed (including execution date), the Transferred Equity Interest and all assets of Target Company are free from any mortgage, pledge, lien, security or other third party encumbrances and are legally owned, and can be legally disposed of, by Party A. Except as disclosed in the financial statements of Target Company, no other debt, security or other contingent liability of Target Company is outstanding prior to the Closing Date.

(1) The equity transfer contemplated hereby is in compliance with all procedures required by Target Company’s articles of association, and the transfer plan and Transfer Price have been unanimously approved by the board of directors of Target Company. Party A is the sole shareholder of Target Company and there is no other shareholder with a preemptive right as to the Transferred Equity Interest.

(2) Until the date hereof (including the execution date), there are no actions, proceedings or arbitrations in process or pending against Target Company.

3.4	Party A hereby warrants that, upon the full payment of Transfer Price for the Transferred Equity Interest by Party B and Party C, Party A shall provide Target Company the priority right to purchase raw materials for the manufacture of solar grade and semiconductor grade polysilicon in an amount satisfying Target Company’s production needs during the three years after the production of polysilicon commences. Subject to the actual production output of Party A, Party A shall supply to Target Company not less than the following amounts: 50 tonnes of solar grade polysilicon for 2007; 700 tonnes of solar grade polysilicon for 2008; and 1,200 tonnes of solar grade polysilicon for 2009. If the actual production output of Party A in any given year is insufficient to satisfy the amounts specified in this Clause 3.4 for such year, then the Party A’s entire production output of solar grade and semiconductor grade polysilicon shall be sold to Target Company to satisfy its needs and the contract price will be calculated in U.S. Dollars. Specific terms and conditions governing each sale shall be set forth in a supply agreement signed at the time of such sale.

3.5	Party A hereby warrants that, neither Party A nor any of its subsidiaries or branches shall, in whatever form, enter into any production or business the same as those of Target Company from the date hereof and within the five (5) years following the equity transfer contemplated hereby.

3.6	Party A shall provide the raw material for solar grade polysilicon manufacture to Target Company at a price equivalent to 97% of the average market price in the immediately preceding season for similar products. “Average market price” means the price paid by Party A’s own customers for the purchase of Party A’s goods in a cash transaction.

3.7	If Party A enters into a supply agreement with other customers where other customers are required to prepay, Target Company will also make prepayment. Target Company’s prepayment to Party A shall be calculated according to the following formula:

Prepayment Received by Transferor from Other Companies divided by (Total Product Amount to be Sold to Other Customers under Supply Agreements) times (Total Product Amount Proposed to Sell to Target Company times 0.9).

3.8	Party B and Party C hereby warrant and agree to provide all assets of Target Company and their respective equity interests in Target Company as security. If Party B and Party C fail to pay each installment of Transfer Price according to the schedule set forth herein within two (2) months following the date hereof, Party A shall become entitled to all the assets of Target Company, all the equity interests held by Party B and Party C in Target Company and all of the Transfer Price already paid to Party A. Such security will be automatically discharged upon the due and full payment of each and all installments of the Transfer Price according to the schedule set forth herein.

3.9	Party B and Party C hereby warrant that Target Company shall enter into and perform each supply agreement with Party A according to the quantity, price, payment and other terms provided in this Agreement. In the event that Target Company fails to execute a supply agreement with Party A on the terms (e.g. quantity, price, payment etc.) as provided in this Agreement, Party B and Party C shall execute such supply agreement with Party A on such terms as provided in this Agreement.

Article 4 Closing

Within thirty (30) days upon the payment of the first installment of Transfer Price in the Agreement, Party A shall assist Party B and Party C to register the change in shareholding with the Administration for Industrial and Commerce (“AIC”), and shall provide all company documents, permits, licenses, certificates, seals, etc. after signing the documents relating to the takeover of Target Company. The closing date of the share transfer contemplated hereby shall be the date when AIC registration is completed (the “Closing Date”).

The Parties shall cooperate closely with each other so as to obtain all relevant approvals and to complete AIC registration for the equity transfer.

Article 5 Liability for Breach

5.1	Except as otherwise provided, any Party who breaches this Agreement shall indemnify the non-breaching Party against any and all losses that the non-breaching Party incurs or suffers as a result of or in connection with the breach.

5.2	If Party B and Party C fail to timely pay the Transfer Price and repay the debts of Target Company owed to Party A, they shall compensate Party A in an amount equal to 0.5‰ of the overdue amount calculated on a daily basis.

5.3	After production of polysilicon commences, upon the occurrence of any of the circumstances described below in any given year, Party A shall compensate Target Company in an amount equal to the difference between the actual total market value of the goods at the time of delivery and the contract price (as calculated under Clause 3.6) of the difference between the actual amount delivered and the amount required to be delivered to Target Company under Clause 3.4 for that given year:

(1)	failure of Party A to sell at a price as calculated under Clause 3.6; or

(2)	failure of Party A to timely supply Target Company the amount required to be supplied to it pursuant to Clause 3.4 under circumstances where Party A’s actual production output exceeds the amount required to be provided to Party A pursuant to Clause 3.4.

5.4	Upon a breach of clause 3.5 hereof, Party A shall compensate Party B and Party C an amount equal to two (2) times the total Transfer Price within three (3) months after such breach took place.

Article 6 Modification and Termination

6.1	Where the purpose of this Agreement is frustrated due to any change of circumstances, the Parties may amend this Agreement after negotiation and consensus among the Parties. An amendment agreement shall be executed in writing.

6.2	Any cancellation of this Agreement caused by any breach of this Agreement shall be handled in accordance with the Contract Law.

Article 7 Miscellaneous

7.1	Any dispute arising from or related to or in connection with the Agreement or the performance thereof shall be resolved by the Parties through friendly negotiations. Where such dispute is not resolved through friendly negotiation, then such dispute shall be submitted to an arbitration commission agreed upon by the three Parties in accordance with the arbitration rules and procedures then in effect. The arbitration award shall be final and binding upon each Party.

7.2	Any modification or amendment of this Agreement shall be agreed upon by the Parties and be confirmed in written form.

7.3	This Agreement shall become effective upon due execution by each Party.

7.4	This Agreement shall be executed in three (3) copies, with each Party holding one copy. The duplicates shall be executed in nine (9) copies for the purpose of registration and filing by each Party. Each copy is equally authentic and is of the same force and effect.

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[Each of the following is signed and sealed]

Transferor (“Party A”):

Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd. (stamp)

Address: Xuzhou Economic Development Zone, North Side of G310.

Legal representative: Sha Hongqiu

Legal representative or

authorized representative:

Transferee (“Party B”):

Nanjing Linyang Electric Investment Co., Ltd. (stamp)

Address: Nanjing Liuhe Economic Development Zone

Legal representative: Lu Yonghua

Legal representative or

authorized representative:

Transferee (“Party C”):

Lianyungang Suyuan Group, Ltd. (stamp)

Address: West Chaoyang Road, Xinpu District, Lianyungang

Legal representative: Liu Yuzhang

Legal representative or

authorized representative: